CONSENT OF JAMES D. HEPNER, CPA

I hereby consent to inclusion of my name under the section "Experts" in the Form S-1 Registration Statement of $10,000,000 aggregate amount of limited partnership interests (the "Units") in Providence Select Fund, Limited Partnership to be filed with the Securities and Exchange Commission and the securities administrators for the states selected by the General Partner.

The Undersigned hereby certifies (i) that he furnished the statements and information set forth in the Prospectus related to him, (ii) that such statements and information are accurate, complete and fully responsive to the disclosure requirements of its background, authority to prepare financial results as a certified public accountant and the information required to be supplied in the Prospectus thereto, and (iii) that he has not omitted any information required to be stated therein with respect to him or the financial results he prepared which are necessary to make the statements and information therein not misleading.

Without further consent of the undersigned, the General Partner will cause such changes to the Form S-1 as are appropriate in response to the comments of said Commission and administrators and, thereafter, deliver the Prospectus to prospective investors.



                                              /s/ James D. Hepner
                                              James D. Hepner
                                              1824 N. Normandy
                                              Chicago, IL  60635

                                              773-804-0074


August 20, 2003